Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Holdings Corporation Announces Results for

Fourth Quarter and Year Ended December 31, 2012 and $300.0 Million Refinancing

MECHANICSBURG, PENNSYLVANIA — February 21, 2013 — Select Medical Holdings Corporation (“Select Medical”) (NYSE: SEM) today announced results for its fourth quarter and year ended December 31, 2012.

For the fourth quarter ended December 31, 2012, net operating revenues increased 3.2% to $741.1 million compared to $718.4 million for the same quarter, prior year.  Income from operations increased 9.4% to $80.9 million compared to $74.0 million for the same quarter, prior year.  Net income attributable to Select Medical increased 6.9% to $39.4 million compared to $36.9 million for the same quarter, prior year.  Net income before interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, equity in earnings (losses) of unconsolidated subsidiaries and other income (expense) (“Adjusted EBITDA”) for the fourth quarter increased 5.3% to $98.8 million compared to $93.8 million for the same quarter, prior year.  A reconciliation of net income to Adjusted EBITDA is presented in table VIII of this release.  Income per common share for the fourth quarter ended December 31, 2012 was $0.28 on a fully diluted basis compared to income per common share of $0.25 for the same quarter, prior year.

For the year ended December 31, 2012, net operating revenues increased 5.2% to $2,949.0 million compared to $2,804.5 million for the prior year.  Income from operations increased 8.4% to $336.9 million compared to $310.7 million for the prior year.  Net income attributable to Select Medical increased 37.4% to $148.2 million compared to $107.8 million for the prior year.  Net income attributable to Select Medical for the year ended December 31, 2012 includes a loss on early retirement of debt, net of tax, of $3.8 million associated with the September 12, 2012 redemption of $275.0 million of its 7 5/8% senior subordinated notes.  Net income attributable to Select Medical for the year ended December 31, 2011 includes a loss on early retirement of debt, net of tax, of $19.6 million associated with the June 1, 2011 refinancing of a portion of its indebtedness.  Adjusted EBITDA for the year ended December 31, 2012 increased 5.2% to $405.8 million compared to $386.0 million for the prior year.  A reconciliation of net income to Adjusted EBITDA is presented in table VIII of this release.  Income per common share for the year ended December 31, 2012 was $1.05 on a fully diluted basis compared to income per common share of $0.71 for the prior year.  Excluding the loss related to the early retirement of debt in both periods and their related tax effects, Adjusted Net Income Per Share was $1.07 and $0.84 per diluted share for the year ended December 31, 2012 and 2011, respectively.  A reconciliation of income per common share to Adjusted Net Income Per Share is presented in table IX of this release.

Specialty Hospitals

For the fourth quarter of 2012, net operating revenues for the specialty hospital segment increased 4.1% to $556.0 million compared to $534.2 million for the same quarter, prior year.  Adjusted EBITDA for the specialty hospital segment increased 7.0% to $95.6 million compared to $89.3 million for the same quarter, prior year.  The Adjusted EBITDA margin for the segment was 17.2% for the fourth quarter of 2012, compared to 16.7% for the same quarter, prior year.  Certain specialty hospital key statistics for the three months ended December 31, 2012 and 2011 are presented in table VI of this release.

For the year ended December 31, 2012, net operating revenues for the specialty hospital segment increased 4.9% to $2,197.5 million compared to $2,095.5 million for the prior year.  Adjusted EBITDA for the specialty hospital segment for the year ended December 31, 2012 increased 5.2% to $381.4 million compared to $362.3 million for the prior year.  The Adjusted EBITDA margin for the segment was 17.4% for the year ended December 31, 2012, compared to 17.3% for the prior year. Certain specialty hospital key statistics for the years ended December 31, 2012 and 2011 are presented in table VII of this release.

Outpatient Rehabilitation

For the fourth quarter of 2012, net operating revenues for the outpatient rehabilitation segment increased 0.5% to $185.1 million compared to $184.2 million for the same quarter, prior year.  Adjusted EBITDA for the segment for the fourth quarter decreased 1.1% to $18.4 million compared to $18.6 million for the same quarter, prior year.  The Adjusted EBITDA margin for the segment was 9.9% for the fourth quarter of 2012, compared to 10.1% for the same quarter, prior year.  During the fourth quarter of 2012 a substantial number of our outpatient rehabilitation clinics in the mid-Atlantic and Northeastern states were adversely affected by hurricane Sandy which negatively affected our net operating revenue and Adjusted EBITDA.  We have estimated the lost patient revenue from this event to be approximately $3.9 million.  Certain outpatient rehabilitation key statistics for the three months ended December 31, 2012 and 2011 are presented in table VI of this release.

For the year ended December 31, 2012, net operating revenues for the outpatient rehabilitation segment increased 6.0% to $751.3 million compared to $708.9 million for the prior year.  Adjusted EBITDA for the segment for the year ended December 31, 2012 increased 3.8% to $87.0 million compared to $83.9 million for the prior year.  The Adjusted EBITDA margin for the segment was 11.6% for the year ended December 31, 2012, compared to 11.8% for the prior year.  During the fourth quarter of 2012 a substantial number of our outpatient rehabilitation clinics in the mid-Atlantic and Northeastern states were adversely affected by hurricane Sandy which negatively affected our net operating revenue and Adjusted EBITDA.  We have estimated the lost patient revenue from this event to be approximately $3.9 million.  Certain outpatient rehabilitation key statistics for the years ended December 31, 2012 and 2011 are presented in table VII of this release.

Special Cash Dividend

On October 30, 2012, Select Medical’s board of directors declared a special cash dividend of $1.50 per share, totaling $210.9 million.  This special cash dividend was paid on December 12, 2012 to all stockholders of record at the close of business on December 5, 2012.  The dividend was funded with cash on hand and borrowings under Select Medical’s revolving credit facility.

Stock Repurchase Program

On February 20, 2013, the board of directors of Select Medical authorized an increase of $100.0 million in the capacity of its common stock repurchase program from $250.0 million to $350.0 million and extended the program for an additional year.  The program will now remain in effect until March 31, 2014, unless further extended by the board of directors.  Stock repurchases under this program may be made in the open market or through privately negotiated transactions, and at times and in such amounts as Select Medical deems appropriate.  The timing of purchases of stock will be based upon market conditions and other factors.  Select Medical is funding this program with cash on hand or borrowings under its revolving credit facility.  Select Medical did not repurchase shares during the three months ended December 31, 2012.  Select Medical repurchased 5,725,782 shares at a cost of $46.8 million during the year ended December 31, 2012.  Since the inception of the program through December 31, 2012, Select Medical has repurchased 22,490,389 shares at a cost of $163.6 million, an average cost per share of $7.28, which includes transaction costs.

Refinancing

On February 20, 2013, Select Medical Corporation (“Select”) entered into an additional credit extension amendment to its senior secured credit facilities that provided for a $300.0 million additional term loan tranche, (the “Series B Tranche B Term Loan”) to Select.  Select intends to use borrowings under the Series B Tranche B Term Loan to redeem all of its outstanding 7 5/8% senior subordinated notes due 2015, to finance Select Medical’s redemption of all of Select Medical’s senior floating rate notes due 2015, and to repay a portion of the balance outstanding under Select’s revolving credit facility.  The balance of the Series B Tranche B Term Loan will be payable on February 20, 2016.

On February 20, 2013, Select and Select Medical each instructed U.S. Bank Trust National Association, as trustee, to deliver an irrevocable notice of redemption to the holders of all of Select’s outstanding 7 5/8% senior subordinated notes due 2015 and all of Select Medical’s outstanding senior floating rate notes due 2015, respectively, all of which will be redeemed at 100% of the principal amount plus any accrued and unpaid interest to the redemption date on or about March 22, 2013.

Business Outlook

Select Medical confirms the guidance it provided in its January 7, 2013 press release and expects consolidated net operating revenues for the full year 2013 to be in the range of $2.95 billion to $3.05 billion.  Select Medical expects Adjusted EBITDA for the full year 2013 to be in the range of $400.0 million to $415.0 million.  Select Medical expects fully diluted income per common share for the full year 2013 to be in the range of $0.98 to $1.04.

Select Medical’s business outlook includes the expected adverse financial impact to outpatient therapy payments related to the multiple procedure payment reduction change included in the American Taxpayer Relief Act of 2012, which would become effective for outpatient therapy services April 1, 2013. Select Medical estimates this negative impact to net operating revenues and Adjusted EBITDA to be between $5.0 million and $10.0 million annually for its outpatient rehabilitation segment. The above business outlook does not include any adverse estimated financial impact from potential sequestration cuts currently scheduled to occur on or about April 1, 2013 in the absence of further congressional action. Select Medical estimates this negative impact to net operating revenues and Adjusted EBITDA to be approximately $20.0 million if implemented. Select Medical assumed a 40.0% effective tax rate when preparing the above business outlook for 2013.

Conference Call

Select Medical will host a conference call regarding its fourth quarter and full year results and its business outlook on Friday, February 22, 2013, at 9:00am EST. The domestic dial-in number for the call is 1-800-299-0433. The international dial-in number is 1-617-801-9712. The passcode for the call is 50281270. The conference call will be webcast simultaneously and can be accessed at Select Medical Holdings Corporation’s website, www.selectmedicalholdings.com.

For those unable to participate in the conference call, a replay will be available until 11:59pm EST, March 1, 2013. The replay number is 1-888-286-8010 (domestic) or 1-617-801-6888 (international). The passcode for the replay will be 23861340. The replay can also be accessed at Select Medical Holdings Corporation’s website, www.selectmedicalholdings.com.

*   *   *   *   *

Select Medical is a leading operator of specialty hospitals and outpatient rehabilitation clinics in the United States. As of December 31, 2012, Select Medical operated 110 long term acute care hospitals and 12 acute medical rehabilitation hospitals in 28 states and 979 outpatient rehabilitation clinics in 32 states and the District of Columbia. Select Medical also provides medical rehabilitation services on a contracted basis to nursing homes, hospitals, assisted living and senior care centers, schools and work sites. Information about Select Medical is available at www.selectmedical.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

•                     changes in government reimbursement for our services due to the implementation of healthcare reform legislation, deficit reduction measures, and/or new payment policies (including, for example, the expiration of the moratorium on the 25-percent payment adjustment threshold that would reduce our Medicare payments for those patients admitted to a long-term acute care hospital from a referring hospital in excess of the percentage threshold) may result in a reduction in net operating revenues, an increase in costs and a reduction in profitability;

•                     the impact of the Budget Control Act of 2011 which, as amended by the American Taxpayer Relief Act of 2012, will generally result in a 2% reduction to Medicare payments for services furnished on or after April 1, 2013 unless further legislation is enacted;

•                     the failure of our specialty hospitals to maintain their Medicare certifications may cause our net operating revenues and profitability to decline;

•                     the failure of our facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

•                     a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•                     acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

•                     private third-party payors for our services may undertake future cost containment initiatives that limit our future net operating revenues and profitability;

•                     the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;

•                     shortages in qualified nurses or therapists could increase our operating costs significantly;

•                     competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

•                     the loss of key members of our management team could significantly disrupt our operations;

•                     the effect of claims asserted against us could subject us to substantial uninsured liabilities; and

•                     other factors discussed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), including factors discussed under the heading “Risk Factors” of the annual report on Form 10-K.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation

I.   Condensed Consolidated Statements of Operations

For the Three Months Ended December 31, 2011 and 2012

(In thousands, except per share amounts, unaudited)

	2011	2012	% Change

Net operating revenues	$718,441	$741,086	3.2%

Costs and expenses:
Cost of services	599,659	620,278	3.4%
General and administrative	14,698	16,286	10.8%
Bad debt expense	11,345	7,452	(34.3)%
Depreciation and amortization	18,751	16,147	(13.9)%

Income from operations	73,988	80,923	9.4%

Equity in earnings of unconsolidated subsidiaries	1,594	1,321	(17.1)%
Interest income	36	—	N/M
Interest expense	(24,122)	(22,655)	(6.1)%

Income before income taxes	51,496	59,589	15.7%

Income tax expense	14,159	18,242	28.8%

Net income	37,337	41,347	10.7%

Less: Net income attributable to non-controlling interests	478	1,941	306.1%

Net income attributable to Select Medical Holdings Corporation	$36,859	$39,406	6.9%

Income per common share:
Basic	$0.25	$0.28
Diluted	$0.25	$0.28

Weighted average shares outstanding:
Basic	145,167	137,661
Diluted	145,393	137,953

N/M = Not Meaningful

II.  Condensed Consolidated Statements of Operations

For the Year Ended December 31, 2011 and 2012

(In thousands, except per share amounts, unaudited)

	2011	2012	% Change

Net operating revenues	$2,804,507	$2,948,969	5.2%

Costs and expenses:
Cost of services	2,308,570	2,443,550	5.8%
General and administrative	62,354	66,194	6.2%
Bad debt expense	51,347	39,055	(23.9)%
Depreciation and amortization	71,517	63,311	(11.5)%

Income from operations	310,719	336,859	8.4%

Loss on early retirement of debt	(31,018)	(6,064)	N/M
Equity in earnings of unconsolidated subsidiaries	2,923	7,705	163.6%
Interest income	322	—	N/M
Interest expense	(99,216)	(94,950)	(4.3)%

Income before income taxes	183,730	243,550	32.6%

Income tax expense	70,968	89,657	26.3%

Net income	112,762	153,893	36.5%

Less: Net income attributable to non-controlling interests	4,916	5,663	15.2%

Net income attributable to Select Medical Holdings Corporation	$107,846	$148,230	37.4%

Income per common share:
Basic	$0.71	$1.05
Diluted	$0.71	$1.05

Weighted average shares outstanding:
Basic	150,501	138,767
Diluted	150,725	139,042

N/M = Not Meaningful

III.  Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31, 2011	December 31, 2012
Assets

Cash	$12,043	$40,144

Accounts receivable, net	413,743	359,929

Current deferred tax asset	18,305	17,877

Prepaid income taxes	9,497	3,895

Other current assets	29,822	31,818

Total Current Assets	483,410	453,663

Property and equipment, net	510,028	501,552

Goodwill	1,631,716	1,640,534

Other identifiable intangibles	72,123	71,745

Assets held for sale	2,742	2,742

Other assets	72,128	91,125

Total Assets	$2,772,147	$2,761,361

Liabilities and equity

Payables and accruals	$373,090	$376,817

Current portion of long-term debt	10,848	11,646

Total Current Liabilities	383,938	388,463

Long-term debt, net of current portion	1,385,950	1,458,597

Non-current deferred tax liability	82,028	89,510

Other non-current liabilities	64,905	68,502

Redeemable non-controlling interests	8,988	10,811

Total equity	846,338	745,478

Total Liabilities and Equity	$2,772,147	$2,761,361

IV.  Condensed Consolidated Statement of Cash Flows

For the Three Months Ended December 31, 2011 and 2012

(In thousands, unaudited)

	2011	2012
Operating Activities
Net Income	$37,337	$41,347
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,751	16,147
Provision for bad debts	11,345	7,452
Equity in earnings of unconsolidated subsidiaries	(1,594)	(1,321)
Loss (gain) from disposal or sale of assets	216	(2,422)
Non-cash stock compensation expense	1,027	1,687
Amortization of debt discount and issuance costs	1,450	2,072
Deferred income taxes	3,316	5,493
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Accounts receivable	(29,660)	25,665
Other current assets	(1,441)	242
Other assets	804	4,592
Accounts payable	6,621	(2,019)
Due to third-party payors	1,277	(4,808)
Accrued expenses	23,765	10,479
Net cash provided by operating activities	73,214	104,606

Investing activities
Purchases of property and equipment	(13,922)	(22,997)
Investment in businesses, net of distributions	(2,185)	(4,790)
Acquisition of businesses, net of cash acquired	(2,820)	(4,496)
Net cash used in investing activities	(18,927)	(32,283)

Financing activities
Borrowings on revolving credit facilities	140,000	130,000
Payments on revolving credit facilities	(150,000)	—
Payments on 2011 credit facility term loans	(2,125)	(2,812)
Borrowings of other debt	1,559	2,446
Principal payments on other debt	(1,653)	(2,878)
Proceeds from bank overdrafts	1,991	4,238
Debt issuance costs	—	(2,291)
Dividends paid to common stockholders	—	(210,888)
Repurchase of common stock	(41,163)	(112)
Proceeds from issuance of common stock	39	713
Distributions to non-controlling interests	(1,105)	(271)
Net cash used in financing activities	(52,457)	(81,855)

Net increase (decrease) in cash and cash equivalents	1,830	(9,532)

Cash and cash equivalents at beginning of period	10,213	49,676
Cash and cash equivalents at end of period	$12,043	$40,144

Supplemental Cash Flow Information
Cash paid for interest	$12,856	$12,600
Cash paid for taxes	$7,895	$17,764

V.  Condensed Consolidated Statement of Cash Flows

For the Year Ended December 31, 2011 and 2012

(In thousands, unaudited)

	2011	2012
Operating Activities
Net Income	$112,762	$153,893
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	71,517	63,311
Provision for bad debts	51,347	39,055
Equity in earnings of unconsolidated subsidiaries	(2,923)	(7,705)
Loss on early retirement of debt	31,018	6,064
Gain from disposal or sale of assets	(4,966)	(5,906)
Non-cash stock compensation expense	3,725	5,677
Amortization of debt discount and issuance costs	8,007	7,566
Deferred income taxes	35,305	7,909
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Accounts receivable	(111,126)	15,158
Other current assets	(1,201)	(1,607)
Other assets	(2,081)	5,862
Accounts payable	20,629	(6,117)
Due to third-party payors	227	(4,448)
Accrued expenses	4,888	19,970
Net cash provided by operating activities	217,128	298,682

Investing activities
Purchases of property and equipment	(46,016)	(68,185)
Investment in businesses, net of distributions	(15,699)	(14,689)
Acquisition of businesses, net of cash acquired	(899)	(6,043)
Proceeds from sale of assets	7,879	16,511
Net cash used in investing activities	(54,735)	(72,406)

Financing activities
Borrowings on revolving credit facilities	735,000	495,000
Payments on revolving credit facilities	(720,000)	(405,000)
Borrowings on 2011 credit facility term loans, net of discount	841,500	266,750
Payments on 2011 credit facility term loans	(4,250)	(9,875)
Payments on 2005 credit facility term loans, net of premium	(484,633)	—
Repurchase of 10% senior subordinated notes	(150,000)	—
Repurchase of 7 5/8% senior subordinated notes, net of premiums	(273,941)	(278,495)
Borrowings of other debt	7,055	8,281
Principal payments on other debt	(7,499)	(10,295)
Debt issuance costs	(18,556)	(6,527)
Proceeds from (repayment of) bank overdrafts	(2,183)	1,227
Dividends paid to common stockholders	—	(210,888)
Repurchase of common stock	(72,804)	(46,902)
Proceeds from issuance of common stock	208	1,817
Distributions to non-controlling interests	(4,612)	(3,268)
Net cash used in financing activities	(154,715)	(198,175)

Net increase in cash and cash equivalents	7,678	28,101

Cash and cash equivalents at beginning of period	4,365	12,043
Cash and cash equivalents at end of period	$12,043	$40,144

Supplemental Cash Flow Information
Cash paid for interest	$107,488	$80,722
Cash paid for taxes	$39,000	$77,614

VI.  Key Statistics

For the Three Months Ended December 31, 2011 and 2012

(unaudited)

	2011	2012	% Change
Specialty Hospitals
Number of hospitals — end of period:
Long term acute care hospitals (a)	110	110
Rehabilitation hospitals (a)	9	12
Total specialty hospitals	119	122

Net operating revenues (,000)	$534,249	$555,952	4.1%

Number of patient days (b)	336,711	337,522	0.2%

Number of admissions (b)	13,769	13,743	(0.2)%

Net revenue per patient day (b)(c)	$1,494	$1,542	3.2%

Adjusted EBITDA (,000)	$89,330	$95,575	7.0%

Adjusted EBITDA margin	16.7%	17.2%

Outpatient Rehabilitation

Number of clinics — end of period	954	979

Net operating revenues (,000)	$184,173	$185,122	0.5%

Number of visits (d)	1,088,165	1,121,047	3.0%

Revenue per visit (d)(e)	$104	$104	0.0%

Adjusted EBITDA (,000)	$18,556	$18,355	(1.1)%

Adjusted EBITDA margin	10.1%	9.9%

(a)         Includes managed hospitals.

(b)         Excludes managed hospitals.

(c)          Net revenue per patient day is calculated by dividing specialty hospital direct patient service revenue by the total number of patient days.

(d)         Excludes managed clinics.

(e)          Net revenue per visit is calculated by dividing outpatient rehabilitation clinic direct patient service revenue by the total number of visits.  For purposes of this computation, outpatient rehabilitation clinic direct patient service revenue does not include managed clinics or contract services revenue.

VII.  Key Statistics

For the Year Ended December 31, 2011 and 2012

(unaudited)

	2011	2012	% Change
Specialty Hospitals
Number of hospitals — end of period:
Long term acute care hospitals (a)	110	110
Rehabilitation hospitals (a)	9	12
Total specialty hospitals	119	122

Net operating revenues (,000)	$2,095,519	$2,197,529	4.9%

Number of patient days (b)	1,330,890	1,345,430	1.1%

Number of admissions (b)	54,734	55,147	0.8%

Net revenue per patient day (b)(c)	$1,497	$1,534	2.5%

Adjusted EBITDA (,000)	$362,334	$381,354	5.2%

Adjusted EBITDA margin	17.3%	17.4%

Outpatient Rehabilitation

Number of clinics — end of period	954	979

Net operating revenues (,000)	$708,867	$751,317	6.0%

Number of visits (d)	4,470,061	4,568,821	2.2%

Revenue per visit (d)(e)	$103	$103	0.0%

Adjusted EBITDA (,000)	$83,864	$87,024	3.8%

Adjusted EBITDA margin	11.8%	11.6%

(a)         Includes managed hospitals.

(b)         Excludes managed hospitals.

(c)          Net revenue per patient day is calculated by dividing specialty hospital direct patient service revenue by the total number of patient days.

(d)         Excludes managed clinics.

(e)          Net revenue per visit is calculated by dividing outpatient rehabilitation clinic direct patient service revenue by the total number of visits.  For purposes of this computation, outpatient rehabilitation clinic direct patient service revenue does not include managed clinics or contract services revenue.

VIII. Net Income to Adjusted EBITDA Reconciliation

For the Three Months and Year Ended December 31, 2011 and 2012

(In thousands, unaudited)

The following table reconciles net income to Adjusted EBITDA for Select Medical.  Adjusted EBITDA is used by Select Medical to report its segment performance.  Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, equity in earnings (losses) of unconsolidated subsidiaries and other income (expense).  The Company believes that the presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry.  Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of its operating units.

Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles.  Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance.  Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity.  Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

	Three Months Ended December 31,		Year Ended December 31,
	2011	2012	2011	2012
Net income	$37,337	$41,347	$112,762	$153,893
Income tax expense	14,159	18,242	70,968	89,657
Loss on early retirement of debt	—	—	31,018	6,064
Interest expense, net of interest income	24,086	22,655	98,894	94,950
Equity in earnings of unconsolidated subsidiaries	(1,594)	(1,321)	(2,923)	(7,705)
Stock compensation expense:
Included in general and administrative	560	1,102	1,996	3,538
Included in cost of services	467	585	1,729	2,139
Depreciation and amortization	18,751	16,147	71,517	63,311
Adjusted EBITDA	$93,766	$98,757	$385,961	$405,847

Specialty hospitals	$89,330	$95,575	$362,334	$381,354
Outpatient rehabilitation	18,556	18,355	83,864	87,024
Other (a)	(14,120)	(15,173)	(60,237)	(62,531)
Adjusted EBITDA	$93,766	$98,757	$385,961	$405,847

(a)         Other primarily includes general and administrative costs.

IX.   Reconciliation of Income Per Common Share to Adjusted Net Income Per Share

For the Year Ended December 31, 2011 and 2012

(In thousands, except per share amounts, unaudited)

	2011	Per Share (a)	2012	Per Share (a)

Net income attributable to Select Medical Holdings Corporation	107,846	0.72	148,230	1.07
Earnings allocated to unvested restricted stockholders	(1,205)	(0.01)	(2,514)	(0.02)
Net income available to common stockholders	106,641	0.71	145,716	1.05

Adjustment for early retirement of debt:
Loss on early retirement of debt	31,018	0.21	6,064	0.04
Estimated income tax benefit (b)	(11,376)	(0.08)	(2,311)	(0.01)
Earnings allocated to unvested restricted stockholders	(220)	(0.00)	(63)	(0.00)

Adjusted net income available to common stockholders	$126,063	$0.84	$149,406	$1.08
Adjustment for dilution		(0.00)		(0.01)
Adjusted net income available to common stockholders - diluted shares		$0.84		$1.07

Weighted average common shares outstanding:
Basic		150,501		138,767
Diluted		150,725		139,042

(a)         Per share amounts for each period presented are basic weighted average common shares outstanding for all amounts except adjusted net income available to common stockholders - diluted shares, which is based on diluted shares outstanding.

(b)   Represents the estimated tax benefit on the adjustments to net income.